Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated July 10, 2003, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 2530 Meridian Parkway, 3rd Floor, Durham, North Carolina 27713 and PARADIGM GENETICS, INC., a corporation organized and in good standing in the State of Delaware (“Borrower”), whose address is 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709-4528 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.    ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.    LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1    Revolving Advances.

(a)    At all times that Borrower maintains cash, cash equivalents and other investments acceptable to Bank on deposit with Bank or its Affiliates in an amount equal to not less than Ten Million Dollars ($10,000,000) and the sum of all Advances and the Sublimit Amount (as hereinafter defined) is less than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate (such period being called, the “Non-Formula Period”), Bank will make Advances not exceeding One Million Five Hundred Thousand Dollars ($1,500,000), minus all amounts for services utilized under the Cash Management Services Sublimit and minus the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (the “Sublimit Amount”).

(b)    At all times other than during the Non-Formula Period (such period being called, the “Formula Period”), Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line, minus the Sublimit Amount or (B) the Borrowing Base, minus the Sublimit Amount Amounts borrowed under the Committed Revolving Loan may be repaid and reborrowed during the term of this Agreement. All advances shall be evidenced by the Revolving Promissory Note to be executed and delivered by Borrower to Bank on the Closing Date and shall be repaid in accordance with the terms of the Revolving Promissory Note.

(c)    To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Loan Payment/Advance Request Form attached as Exhibit B (the “Payment/Advance Form”). Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance, except if caused by Bank’s gross negligence.

(d)    The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

(e)    Bank’s obligation to lend the undisbursed portion of the Obligations will terminate if, Bank determines, in its sole discretion, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower will fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

2.1.2    Letters of Credit Sublimit.

Bank will issue or have issued Letters of Credit for Borrower’s account provided the maximum amount of Letters of Credit (including drawn but unreimbursed Letters of Credit) and Cash Management Services may not at any time exceed Two Million Dollars ($2,000,000). Each Letter of Credit will have an expiry date of no later than one hundred eighty (180) days after the Revolving Maturity Date, but Borrower’s obligations to reimburse Bank under the Letters of Credit will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Bank, a letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to one and three quarters of one percent (1.75%) per annum of the face amount of the Letter of Credit. Such Letter of Credit Fees shall be paid in advance upon the issuance of the Letter of Credit and upon each anniversary thereof, if any. In addition, Borrower shall pay to Bank any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by Bank. The face amount of outstanding Letters of Credit (excluding drawn but unreimbursed Letters of Credit) are not Advances for the purposes of calculating interest under the Committed Revolving Line.

2.1.3    Cash Management Services Sublimit.

Borrower may use up to Two Million Dollars ($2,000,000) of the Committed Revolving Line for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.1.4    Term Loan.

(a)    On the Closing Date, Bank will make the full amount of the Term Loan available to Borrower to refinance certain existing Indebtedness in favor of TransAmerica and to reimburse Borrower for the documented cost of certain Equipment purchased on or after January 1, 2001.

(b)    The Term Loan shall be repaid in forty eight (48) equal installments of principal and interest each in the amount of One Hundred Twenty One Thousand Four Hundred Seventy Eight and 71/100 Dollars ($121,478.71) (each a “Term Loan Payment”). Each Term Loan Payment is payable on the 10th day of each month during the term of the Term Loan. Borrower’s final Term Loan Payment, shall be due on July 10, 2007, includes all outstanding Term Loan principal and accrued interest. In the event of any prepayment of the Term Loan, the amount of each Term Loan Payment will be recalculated by Bank to an amount which would fully amortize the then outstanding principal balance and interest (at the rate set forth in Section 2.3(a)) over the remaining term of the Term Loan.

(c)    All advances shall be evidenced by the Term Note to be executed and delivered by Borrower to Bank on the Closing Date and shall be repaid in accordance with the terms of the Term Note.

(d)    Borrower may voluntarily prepay all or any portion of any Term Note upon not less than five (5) Business Days notice to Bank, provided any such prepayment is accompanied by a prepayment fee equal to (i) one percent (1.0%) of the amount prepaid if the prepayment occurs within the first twelve (12) months from the Closing Date; (ii) three quarters of one percent (.75%) of the amount prepaid if the prepayment occurs after the first twelve (12) months, and prior to the twenty fourth (24th) month from the Closing Date; (iii) one half of one percent (.50%) of the amount prepaid if the prepayment occurs after the twenty fourth month (24th)            , and prior to the thirty sixth (36th) month from the Closing Date; and (iv) at one quarter of one percent (.25%) of the amount prepaid if the prepayment occurs after the thirty sixth (36th) month from the Closing Date and prior to the Term Loan Maturity Date.

2.2    Overadvances.

If during any Non-Formula Period, Borrower’s Obligations under Section 2.1.1 and 2.1.2 exceed the Committed Revolving Line or if during any Formula Period, Borrower’s Obligations under Sections 2.1.1 and 2.1.2 exceed the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay Bank the excess.

2.3    Interest Rate, Payments.

(a)    Interest Rate. (i) Advances accrue interest on the outstanding principal balance in accordance with the Revolving Promissory Note and (ii) the Term Loan accrues interest at a per annum rate of seven and three quarters of one percent (7.75%) per annum. After the occurrence and during the continuance of an Event of Default, Obligations accrue interest at four percent (4%) above the rate effective immediately before the Event of Default. The interest rate on the Committed Revolving Line increases or decreases when the Prime Rate changes, but in no event shall the interest rate be less than five and three quarters of one percent per annum (5.75%) per annum. Interest is computed on a 360 day year for the actual number of days elapsed.

(b)    Payments. Interest due on the Committed Revolving Line is payable on the fifth (5th) day of each month. Interest due on the Term Loan is payable on the first (1st) day of each month. If Borrower fails to make any payment when due, Bank may debit any of Borrower’s deposit accounts including Account Number for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4    Fees.

Borrower will pay:

(a)    Facility Fee. On the Committed Revolving Line, a fully earned, nonrefundable fee in the amount of Six Thousand Two Hundred Fifty Dollars ($6,250) and for the Term Loan in the amount of Thirty Five Thousand Dollars ($35,000). Bank acknowledges receipt of a “good faith” deposit in the amount of Twenty Thousand Dollars ($20,000), which will be applied to the fees described in the preceding sentence.

(b)    Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

3.    CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires.

3.2    Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)    timely receipt of any Payment/Advance Form; and

(b)    the representations and warranties in Section 5 (except for those which speak as of a specific date) must be true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true (except for those which speak as of a specific date).

4.    CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank upon the occurrence of any Event of Default, may place a “hold” on any deposit account of Borrower maintained with Bank or its Affiliates, which Bank will promptly release if the Event of Default is waived by Bank or cured by Borrower. Bank will promptly notify Borrower after giving any notice of exclusive control to any Affiliate under any account control agreement. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2    Authorization to File.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5.    REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1    Due Organization and Authorization.

Borrower is duly existing and in good standing in the State of Delaware and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower and each Subsidiary’s exact legal name is as set forth on the first page of this Agreement. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which, or by which it is bound, in which the default could reasonably be expected to cause a Material Adverse Change.

5.2    Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor, or in accordance with existing agreements which provide for the accrual of Accounts and which are entered into in the ordinary course of Borrower’s business. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3    Litigation.

There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4    No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. Bank has received full and complete disclosure of Borrower’s consolidated financial condition since the date of the most recent consolidated financial statements submitted to Bank.

5.5    Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower will not be left with unreasonably small capital after the transactions in this Agreement or any of the Loan Documents; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6    Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7    Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8    Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.    AFFIRMATIVE COVENANTS

Borrower will do all of the following for so long as Bank has an obligation to make any Credit Extension, or there are outstanding Obligations:

6.1    Government Compliance.

Borrower will maintain its legal existence and good standing as a Registered Organization in only the State of Delaware and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2    Financial Statements, Reports, Certificates.

(a)    Borrower will deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank, which opinion may be subject to certain qualifications which are acceptable to Bank and which would not reasonably be expected to cause a Material Adverse Change; (iii) a prompt report of any legal actions pending or overtly threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of

$100,000 or more; (iv) as soon as available, but in no event more than ten (10) days after filing, copies of all reports filed by Borrower with the Securities and Exchange Commission; (v) prompt notice in the event accrued receivables having an aggregate value in excess of $100,000 which are being included in any Borrowing Base Certificate or in the Quick Assets are rejected by an account debtor or otherwise fail to qualify as an Eligible Account; and (vi) material revisions to Borrower’s projections and business plan or other financial information Bank reasonably requests.

(b)    Within thirty (30) days after the last day of each month during the Formula Period in which there are outstanding Advances under the Committed Revolving Line, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable.

(c)    Within thirty (30) days after the last day of each month during the Formula Period in which there are outstanding Advance under the Committed Revolving Line, Borrower will deliver to Bank aged listings of accounts receivable.

(d)    Within thirty (30) days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(e)    Allow Bank to audit Borrower’s Collateral at Borrower’s expense, which expense will not exceed $2,000 per annum. Such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing. No Credit Extensions in excess of One Million Five Hundred Thousand Dollars ($1,500,000) will be permitted until such time as an initial audit has been conducted and the results of which are determined by Bank to be satisfactory. Bank agrees that it will not conduct such initial audit until Credit Extensions in excess of $1,500,000 are requested or cash and cash equivalents kept with Bank and its Affiliates are less than $10,000,000.

6.3    Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $250,000.

6.4    Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5    Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower’s industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies or certificates of insurance and evidence of all premium payments. If proceeds are $500,000 or less and no Event of Default has occurred and is continuing, proceeds payable under any policy with respect to any Collateral will be paid to Borrower. In all other situations, proceeds with respect to any Collateral will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6    Primary Accounts.

Borrower will maintain its primary depository and operating accounts with Bank or Bank’s Affiliate, which shall include not less than ninety five percent (95%) of Borrower’s cash, cash equivalents and other investments satisfactory to Bank, other than cash currently securing letters of credit issued by any institution which are for the purpose of securing one or more leases of Borrower.

6.7    Financial Covenants.

Borrower will maintain as of the last day of each month a ratio of (a) Quick Assets to (b) Current Liabilities, plus the long term portion of the Obligations, plus all Letters of Credit and all Cash Management Services, minus deferred revenue of at least 1.50 to 1.00.

6.8    Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.    NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent, for so long as Bank has an obligation to make Credit Extensions or there are any outstanding Obligations:

7.1    Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of licenses in the ordinary course of business and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) of worn-out or obsolete Equipment or Equipment in value not to exceed $250,000 in the aggregate; (iv) of fixed assets that do not constitute Collateral; or (v) of intellectual property (defined as items a. through h. in the Negative Pledge Agreement) in the ordinary course of business that could not reasonably be expected to cause a Material Adverse Change or in connection with any Permitted Investment).

7.2    Changes in Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto. Borrower will not, without at least thirty (30) days prior written notice, change its state of formation or relocate its chief executive office.

7.3    Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4    Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens. Bank agrees that with respect to any goods, equipment or other fixed assets purchased or acquired with the proceeds of Permitted Indebtedness and which are therefore not Collateral under this Agreement, Bank will at Borrower’s expense execute such documents as Borrower may reasonably require to release Bank’s lien on such goods, equipment or other fixed assets.

7.6    Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends (except for dividends payable solely in stock of Borrower) or make any distribution or payment or redeem, retire or purchase any capital stock, except for repurchase of stock owned by employees, directors and consultants of Borrower pursuant to the terms of any employment, consulting or other stock restrictions agreement at such time as any such employee, director or consultant terminates his or her affiliations with the Borrower, provided that no Event of Default shall exist either immediately prior to or after giving effect to such repurchase.

7.7    Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8    Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9    Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.    EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1    Payment Default.

If Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2    Covenant Default.

(a)    If Borrower fails to perform any obligation under Sections 6.2 or 6.7 or violates any of the covenants contained in Article 7 of this Agreement, or

(b)    If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);

8.3    Material Adverse Change.

If Bank determines, in its sole discretion, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower will fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

8.4    Attachment.

If Borrower’s assets are attached, seized or levied and which attachment, seizure or levy would reasonably be expected to cause a Material Adverse Change, or if a Borrower’s assets come into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5    Insolvency.

If Borrower admits in writing that it is insolvent or unable to pay its debts as they mature or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6    Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness that could cause a Material Adverse Change;

8.7    Judgments.

If a money judgment(s) in the aggregate amount which would reasonably be expected to cause a Material Adverse Change is rendered against Borrower and not confirmed by Borrower’s insurer to be fully covered by insurance and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8    Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9    Subsidiaries.

Any circumstance described in Sections 8.3, 8.4, 8.5 or 8.7 occurs to any Subsidiary of Borrower.

8.10    SPECIAL RIGHT TO CURE DEFAULTS. UPON THE EARLIER OF THE OCCURRENCE OF AN EVENT OF DEFAULT OTHER THAN AS SET FORTH IN SECTION 8.5, OR IF BANK ADVISES BORROWER THAT SUCH AN EVENT OF DEFAULT IS IMPENDING (a “BANK SPECIAL DEFAULT NOTICE”), BORROWER MAY CURE SUCH EVENT OF DEFAULT BY PLEDGING TO BANK A CERTIFICATE OF DEPOSIT IN AN AMOUNT EQUAL TO NOT LESS THAN ONE HUNDRED PERCENT OF THE OUTSTANDING OBLIGATIONS, INCLUDING WITHOUT LIMITATION, THE FACE AMOUNT OF OUTSTANDING BUT UNFUNDED LETTERS OF CREDIT, WITHIN THREE (3) DAYS OF THE EARLIER OF (A) THE OCCURRENCE OF SUCH EVENT OF DEFAULT OR (B) THE GIVING OF THE BANK SPECIAL DEFAULT NOTICE. UPON BANK’S RECEIPT OF THE CERTIFICATE OF DEPOSIT AND SUCH OTHER DOCUMENTS AS BANK MAY REQUIRE TO PERFECT ITS FIRST LIEN ON THE CERTIFICATE OF DEPOSIT AND PROVIDED NO DEFAULT HAS OCCURRED UNDER SECTION 8.5 HEREOF, BANK WILL WAIVE THE EXISTING DEFAULTS.

9.    BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies.

Subject to the terms of Section 8.10, when an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)    Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)    Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)    Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)    Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a non-exclusive license (subject to applicable leases) to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)    Apply to the Obligations any (i) balances and deposits of Borrower with Bank or its Affiliate it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower. Bank agrees to promptly notify Borrower after giving any notice of exclusive control to any Affiliate of Bank;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license, subject to applicable licenses, or other right to use, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g)    Dispose of the Collateral according to the Code.

9.2    Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3    Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, promptly deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5    Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7    Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.    NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

North Carolina law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the State of North Carolina provided, however, that if for any reason the Bank can not avail itself of the courts of the State of North Carolina, the Borrower and Bank each submit to the jurisdiction of the State and Federal Courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.    GENERAL PROVISIONS

12.1    Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, notwithstanding the foregoing, prior to an Event of Default, Bank will give Borrower ninety (90) days prior notice of any such sale, transfer or participation (other than as a result of Bank’s acquisition or sale), and if there is no Event of Default and Borrower elects to prepay the Obligations in full at such time, no prepayment fee shall apply to the Term Loan.

12.2    Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against:

(a)    all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and

(b)    all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3    Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4    Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5    Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6    Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7    Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8    Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9    Effective Date.

Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which the Bank executes this Agreement as indicated on the signature page to this Agreement.

12.10    Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.    DEFINITIONS

13.1    Definitions.

In this Agreement:

“Accounts” has the meaning set forth in the Code and includes all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. SVB Securities is an Affiliate of Bank.

“Bank Expenses” are all audit fees permitted under Section 6.2(e) and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Management Services” are defined in Section 2.1.3.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code, in effect in the State of North Carolina, as in effect from time to time.

“Collateral” is the property described on Exhibit A, but does not include any goods, equipment or other fixed assets purchased or acquired or financed or refinanced with the proceeds of Permitted Indebtedness or in which other Persons have Permitted Liens.

“Committed Revolving Line” is Advances of up to Two Million Five Hundred Thousand Dollars ($2,500,000).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Credit Extension” is each Advance, Letter of Credit, Cash Management Service, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5; but Bank may change eligibility standards by giving Borrower notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)    Accounts that the account debtor has not paid within 90 days of invoice date;

(b)    Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c)    Credit balances over 90 days from invoice date;

(d)    Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts (other than Bayer CropScience AG, whose total obligations to Borrower may not exceed 50% of all Accounts), in each case for the amounts that exceed that percentage, unless the Bank approves in writing;

(e)    Accounts for which the account debtor does not have its principal place of business in the United States, provided, however that Accounts from DNA Landmarks shall not be excluded on the basis of this provision;

(f)    Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality, unless assigned to Bank in compliance with the Federal Assignment of Claims Act of 1940;

(g)    Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)    Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)    Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j)    Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k)    Accounts for which Bank reasonably determines collection to be doubtful.

“Equipment” has the meaning set forth in the Code and includes all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” has the meaning set forth in the Code and includes is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other Proceeds from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.2.

“Letter-of-credit right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Revolving Promissory Note, the Term Note, any note, or notes or guaranties executed by Borrower and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” has the meaning set forth in Section 8.3.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Permitted Indebtedness” is:

(a)    Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b)    Indebtedness existing on the Closing Date and shown on the Schedule;

(c)    Subordinated Debt;

(d)    Indebtedness to trade creditors incurred in the ordinary course of business;

(e)    Indebtedness which amortizes in an aggregate amount not to exceed $5,000,000 secured by fixed assets of Borrower; and

(f)    Indebtedness secured by Permitted Liens.

“Permitted Investments” are:

(a)    Investments shown on the Schedule and existing on the Closing Date;

(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue; and

(c)    Licensing, joint venture, collaborations and similar Investments made by Borrower in the ordinary course of its business, in an aggregate amount which would not reasonably be expected to cause a Material Adverse Change.

“Permitted Liens” are:

(a)    Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c)    Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing or refinancing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the Proceeds of the equipment;

(d)    Liens in fixed assets securing Permitted Indebtedness described in clause (e) of Permitted Indebtedness;

(e)    Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(f)    Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(g)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Proceeds” has the meaning described in the Code as in effect from time to time.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash, fifty percent (50%) of net billed accounts receivable and accrued receivables all determined according to GAAP.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Chief Accounting Officer of Borrower.

“Revolving Maturity Date” is three hundred sixty four (364) days from the Closing Date.

“Revolving Promissory Note” means that certain Revolving Promissory Note of even date herewith in the maximum principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) from Borrower in favor of Bank, together with all renewals, amendments, modifications and substitutions, therefore.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Supporting Obligation” means a Letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

“Term Loan” a loan of Five Million Dollars ($5,000,000).

“Term Loan Maturity Date” is July 10, 2007.

“Term Note” means that certain Term Note of even date herewith in the principal amount of Five Million Dollars ($5,000,000) from Borrower in favor of Bank, together with all renewals, amendments, modifications and substitutions therefore.

“TotalLiabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

[Signatures appear on the following page]

BORROWER:

PARADIGM GENETICS, INC.

By:	/s/ HEINRICH GUGGER
Name: Title:	Heinrich Gugger President & CEO

BANK:

SILICON VALLEY BANK

By:	/s/ ANDREW A. RICO
Name: Title:	Andrew A. Rico Sr. Vice President

Effective as of                     , 200

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods and equipment as defined in the Uniform Commercial Code now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All Inventory as defined in the Uniform Commercial Code and includes, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other Proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

All Accounts as defined in the Uniform Commercial Code and includes now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All Letter-Of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All Supporting Obligations and all of the Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and Proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the Proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are Proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are Proceeds of the Intellectual Property.

Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer,

assign, mortgage, pledge, lease grant a security interest in, or encumber any of its Intellectual Property or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in, or encumbering any of its Intellectual Property, without Bank’s prior written consent.

The Collateral does not include liens on fixed assets existing on the date hereof in favor of Thermo Capital Company, LLC and General Electric Capital Corporation.

EXHIBIT B

Loan Payment/Advance Request Form

Deadline for same day processing is 3:00 E.S.T.

Fax To:    404-495-4500                                                                                                       Date:

☐	Loan Payment: Client Name (Borrower)

From Account #                                                                                                   To Account #

(Deposit Account #)                                                                              (Loan Account #)

Principal $                                                           and/or Interest $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:                                                                               Phone Number:

☐ Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #                                                                                    To Account #

(Loan Account #)                                                                          (Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:                                                                               Phone Number:

Outgoing Wire Request

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00 p.m., E.S.T.

Beneficiary Name:                                                                          Amount of Wire: $

Beneficiary Bank:                                                                             Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:                                                 Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:                                                                           Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:                                                                                       2nd Signature (If Required):

Print Name/Title:                                                                                                Print Name/Title:

Telephone #                                                                                                        Telephone #

EXHIBIT C

BORROWING BASE CERTIFICATE

(For Use during Formula Period)

Borrower:	Paradigm Genetics, Inc. 108 T.W. Alexander Drive Research Triangle Park, North Carolina 27709-4528	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

Commitment Amount:	$2,500,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$

2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$
5.	Balance of 50% over 90 day accounts	$
6.	Credit balances over 90 days	$
7.	Concentration Limits*	$
8.	Foreign Accounts (except for DNA Landmarks)	$
9.	Governmental Accounts (unless Assigned to Bank under Federal Assignment of Claims Act of 1940)	$
10.	Contra Accounts	$
11.	Promotion or Demo Accounts	$
12.	Intercompany/Employee Accounts	$
13.	Other (please explain on reverse)	$
14.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
15.	Eligible Accounts (#3 minus #14)		$
16.	LOAN VALUE OF ACCOUNTS (80% of #15)		$
* 50% for Bayer

BALANCES
17.	Maximum Loan Amount	$
18.	Total Funds Available [Lesser of #17 or #16]		$
19.	Present balance owing on Line of Credit	$
20.	Outstanding under Sublimits (LC or FX)	$
21.	RESERVE POSITION (#18 minus #19 and #20)		$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: By: Responsible Officer	BANK USE ONLY Rec'd By: Auth. Signer Date: Verified: Auth. Signer Date:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:          SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

FROM:    Paradigm Genetics, Inc.

The undersigned authorized officer of Paradigm Genetics, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                          with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Monthly financial statements + CC Annual (Audited) SEC Filings A/R Agings	Monthly within 30 days FYE within 120 days Within 10 days Monthly within 30 days during Formula Period		Yes No Yes No Yes No Yes No
During Formula Period Borrowing Base Certificate	Monthly within 30 days the Formula Period in which there are outstanding Advances		Yes No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis: Minimum Quick Ratio	1.5:1.00	:1.00	Yes No

((a) Quick Assets to (b) Current Liabilities,

plus the long term portion of the Obligations,

plus all Letters of Credit and all Cash Management

Services, minus deferred revenue)

Comments Regarding Exceptions: See Attached. Sincerely, Signature Title Date	BANK USE ONLY Received By: AUTHORIZED SIGNER Date: Verified: AUTHORIZED SIGNER Date: Compliance Status: Yes No